UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2019

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Exact name of Registrant as specified in its charter)

Bermuda

(State of Incorporation)

001-35784

(Commission File Number)

98-0691007

(I.R.S. Employer Identification No.)

7665 Corporate Center Drive Miami, Florida	33126
(Address of principal executive offices)	(Zip Code)

(305) 436-4000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

NCL Corporation Ltd. (“NCLC”), a subsidiary of Norwegian Cruise Line Holdings Ltd., entered into a Fourth Amended and Restated Credit Agreement, dated as of January 2, 2019, with Voyager Vessel Company, LLC, an indirect subsidiary of NCLC, as co-borrower, JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent and as collateral agent, and a syndicate of other banks party thereto as joint bookrunners, arrangers, co-documentation agents and lenders (the “Amended Senior Secured Credit Facility”), which amends and restates that certain Third Amended and Restated Credit Agreement, dated as of October 10, 2017, by and among NCLC, JPM, as administrative agent and as collateral agent, and a syndicate of other banks party thereto as joint bookrunners, arrangers, co-documentation agents and lenders (the “Existing Senior Secured Credit Facility”). The Amended Senior Secured Credit Facility amends the Existing Senior Secured Credit Facility to, among other things, (a) reprice the existing $875 million revolving credit facility (the “New Revolving Facility”), (b) reprice and increase the approximately $1,299 million principal amount outstanding under the existing senior secured term A facility with a new $1,633 million senior secured term A facility (the “New Term A Loan Facility”), and (c) extend the maturity dates for both the New Revolving Facility and New Term A Loan Facility to January 2, 2024 or the earlier date that is 91 days prior to the final maturity date of NCLC’s 4.75% senior notes due 2021 (the “4.75% Notes”) if on such date (x) the 4.75% Notes have not been repaid (or refinanced with indebtedness maturing after January 2, 2024) by such date and (y) free liquidity does not exceed the aggregate principal amount of outstanding 4.75% Notes by at least $50.0 million. NCLC used proceeds from the New Term A Loan Facility to prepay all outstanding amounts under the existing term B loan facility. The applicable margin under the New Term A Loan Facility and New Revolving Facility has been reduced by 25 basis points from the Existing Senior Secured Credit Facility and is determined by reference to a total leverage ratio, with an applicable margin of between 1.75% and 1.00% with respect to Eurocurrency loans and between 0.75% and 0.00% with respect to base rate loans. The initial applicable margin for borrowings under the New Term A Loan Facility and New Revolving Facility is 1.50% with respect to Eurocurrency borrowings and 0.50% with respect to base rate borrowings. JPM and Mizuho Bank, Ltd. acted as joint lead arrangers for the amendment. The summary of the Amended Senior Secured Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Norwegian Cruise Line Holdings Ltd. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 2, 2019	NORWEGIAN CRUISE LINE HOLDINGS LTD.

	By:	/s/ Mark A. Kempa
Mark A. Kempa
Executive Vice President
and Chief Financial Officer